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                               EXHIBIT 15



To the Shareholders and Board of Directors of Sears, Roebuck and Co.

We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim financial information of Sears, Roebuck and Co. for the three-month and nine-month periods ended September 27, 1997 and September 28, 1996, as indicated in our report dated October 28, 1997; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the three-month period ended
September 27, 1997, is incorporated by reference in Registration Statement Nos. 2-64879, 2-80037, 33-18081, 33-23793, 33-41485, 33-43459, 33-45479,
33-55825, 33-58139, 33-58851, 33-64345, 333-8141 and 333-38131 of Sears,
Roebuck and Co.; Registration Statement Nos. 33-64215, 333-9817 and 333-30879 of Sears, Roebuck and Co. and Sears Roebuck Acceptance Corp.; Registration Statement Nos. 33-57205 and 333-11973 of Sears, Roebuck and Co. and the Savings and Profit Sharing Fund of Sears Employees; Registration Statement No. 33-44671 of Sears, Roebuck and Co. and Sears
DC Corp.; and Registration Statement Nos. 33-64775 and 333-18591 of Sears, Roebuck and Co. and Sears, Roebuck and Co. Deferred Compensation Plan.

We are also aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant, or a report prepared or certified by an accountant, within the meaning of Sections 7 and 11 of that Act.




Deloitte & Touche LLP

Chicago, Illinois
October 28, 1997